Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement Nos. 333-134014, 333-132008, 333-124900, 333-118646, 333-118647, 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, 33-90976, and 33-74780 on Form S-8 of our report dated February 26, 2010, relating to the financial statements and financial statement schedules of Health Net Inc., and the effectiveness of Health Net, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 26, 2010